FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-22

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

BANK 2018-BNK10 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $1,287.149 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA MERRILL LYNCH
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/Aaa(sf)	31.307	30.000%	2.74	41.9%	17.5%
A-2	AAA(sf)/AAAsf/Aaa(sf)	3.822	30.000%	4.92	41.9%	17.5%
A-3	AAA(sf)/AAAsf/Aaa(sf)	4.623	30.000%	6.92	41.9%	17.5%
A-SB	AAA(sf)/AAAsf/Aaa(sf)	53.452	30.000%	7.33	41.9%	17.5%
A-4	AAA(sf)/AAAsf/Aaa(sf)	160.000	30.000%	9.77	41.9%	17.5%
A-5	AAA(sf)/AAAsf/Aaa(sf)	602.750	30.000%	9.88	41.9%	17.5%
X-A	AAA(sf)/AAAsf/Aaa(sf)	855.954	N/A	N/A	N/A	N/A
X-B	A(high)(sf)/A-sf/NR	215.517	N/A	N/A	N/A	N/A
A-S	AAA(sf)/AAAsf/Aa3(sf)	103.937	21.500%	9.92	47.0%	15.6%
B	AA(high)(sf)/AA-sf/NR	55.025	17.000%	9.92	49.6%	14.7%
C	A(sf)/A-sf/NR	56.555	12.375%	10.01	52.4%	13.9%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB(sf)/BBB-sf/NR	62.668	N/A	N/A	N/A	N/A
D	BBB(low)(sf)/BBB-sf/NR	62.668	7.250%	10.01	55.5%	13.2%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	64.357	N/A	9.57	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,287,148,920
NUMBER OF LOANS:	68
NUMBER OF PROPERTIES:	181
WA CUT-OFF LTV:	59.8%
WA BALLOON LTV:	55.2%
WA U/W NCF DSCR:	2.35x
WA U/W NOI DEBT YIELD:	12.2%
WA MORTGAGE RATE:	4.369%
TOP TEN LOANS %:	51.1%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	1

LOAN SELLERS:	MSMCH(42.8%) WFB(30.4%),
BANA(22.3%), NCB(4.5%)

TOP 3 PROPERTY TYPES:	OFFICE(24.9%), RETAIL(22.2%),
SELF STORAGE(21.1%)

TOP 5 STATES:	CA(20.3%), TX(9.2%), IL(7.1%),
NJ(6.1%), WI(5.8%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	TORCHLIGHT LOAN SERVICES, LLC AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	TORCHLIGHT INVESTORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF JANUARY 22, 2017
ANTICIPATED SETTLEMENT:	FEBRUARY 13, 2018

ROADSHOW
HARTFORD, BREAKFAST:	TUES, 1/23 @ 8:30AM ET, MAX DOWNTOWN RESTAURANT
BOSTON, LUNCH:	TUES, 1/23 @ 12:00PM ET, RITZ CARLTON
MINNEAPOLIS, BREAKFAST:	WED, 1/24 @ 7:30AM CT, KIMPTON GRAND HOTEL
DES MOINES, LUNCH:	WED, 1/24 @ 1:00PM CT, THE DES LUX HOTEL

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	BNK10
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=70d5Ee

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.